EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

      1.  Lotus Technologies, Inc. — California

      2.  Intevac Foreign Sales Corporation — Barbados

      3.  Intevac Asia Private Limited — Singapore

      4.  Intevac Malaysia Sdn Bhd — Malaysia

      5.  IRPC, Inc. — California